Exhibit 99.1

HandHeld Entertainment to Launch its First MP3 Player in Time for Christmas;

The ZVUE ZP3 Will be an MP3 Player Pre-Loaded with 30 Great Songs from 2006 –

SAN FRANCISCO – November 7, 2006 – HandHeld Entertainment™ (NASDAQ: ZVUE, ZVUEW), today announced the ZVUE™ ZP3™ – the company’s first MP3 player, an MP3 player with a bonus.

According to Jeff Oscodar, president and chief executive officer of HandHeld Entertainment, the ZVUE ZP3 will come pre-loaded with recordings of 30 of the top hits of 2006. The ZVUE.com™ download store (www.zvue.com) will also have the music videos for the 30 pre-loaded hits available for purchase and download for playback on a PC or any compatible portable video player, such as the ZVUE.

“We’re pleased to add the ZP3 to our ZVUE product family,” Oscodar said. “Bundled with some of the best songs of the year, the ZP3 should make a great holiday gift. Rather than buy someone an ‘empty’ MP3 player with no music, you’ll be able to buy a ZP3 loaded with great music. In addition, you’ll be able to purchase and download the videos for the music from our download store at ZVUE.com”

ZVUE ZP3 Specifications

The thumbdrive-sized ZVUE ZP3 will feature 512 Megabytes of built-in Flash memory capable of holding approximately eight hours of recordings in MP3 format (roughly 125 songs) or approximately 16 hours of recordings in Windows Media Audio (WMA) format (roughly 250 songs). The ZVUE ZP3 will also support WAV files. Users will be able to add new recordings to the ZVUE ZP3 through its direct USB port, as well as use the ZVUE ZP3 as a voice recorder. The ZVUE ZP3 will operate for approximately eight hours on a single AA battery.

The ZVUE ZP3 is expected to be priced competitively to similar MP3 players that are sold without pre-loaded content. The product will be in stores throughout the United States after Thanksgiving.

“The addition of the ZVUE ZP3 to our family of portable media players is another example of how HandHeld Entertainment is delivering additional value to end-users,” Oscodar said. “This allows us to provide consumers with a great MP3 player loaded with great music and provides users with access to the music videos from those same songs. This approach is similar to our approach in the portable video player marketplace where we have worked diligently to provide customers with a complete value-priced portable video solution – from our entry-level ZVUE PVP priced at under $100 to our growing video download store at ZVUE.com.”

For more information about the new ZVUE ZP3 or about HandHeld Entertainment’s open approach to portable media solutions, interested individuals should contact Jeff Oscodar at jeffo@hheld.com or call 415-495-6470.

About HandHeld Entertainment, Inc.

With shares and units of its common stock available for purchase on the NASDAQ Capital Market (ZVUE, ZVUEW) and Boston Stock Market (HDE, HDEW), HandHeld Entertainment is a digital-media-to-go company with a family of mass-market portable media players priced at mass-market prices as well as its own online video content store. Its ZVUE portable media players are available for purchase online and in more than 1,800 retail locations across the U.S., while portable video lovers can visit HandHeld Entertainment’s video content store at www.zvue.com to buy pay-per-download videos or download thousands of free media titles. For more information, visit www.hheld.com or call 415-495-6470.

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HandHeld Entertainment, ZVUE, ZP3 and ZVUE.com are trademarks of HandHeld Entertainment. All other trademarks are property of their respective owners.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements. To the extent that any statements made in this release contain information that is not historical, these statements are forward-looking. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, without limitation: HandHeld Entertainment's dependence on contract manufacturing of its products; its reliance on a single major mass-market retailer; its ability to develop and market successfully and in a timely manner new products and services; its ability to predict market demand for, and gain market acceptance of, its products and services; the impact of competitive products and services and of alternative technological advances; its ability to raise additional capital to finance its activities; its limited and unprofitable operating history; its ability to operate as a public company; its ability to reduce product return rates; the affect of inventory and price protections required by major retailers; the availability and affordability of digital media content; its ability to protect its proprietary information and to avoid infringement of others' proprietary rights; its ability to attract and retain qualified senior management and research and development personnel; the reliability and security of its information systems and networks; and other factors described in HandHeld Entertainment's filings with the Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K. These forward-looking statements are made as of the date hereof. HandHeld Entertainment does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

MEDIA CONTACTS FOR HANDHELD ENTERTAINMENT:

David Politis, Politis Communications, 801-523-3730(wk), 801-556-8184(cell), dpolitis@politis.com or

Jonathan Bacon, Politis Communications, 801-523-3730(wk), 801-660-7820(cell), jbacon@politis.com

INVESTOR CONTACT FOR HANDHELD ENTERTAINMENT:

Robert Prag, The Del Mar Consulting Group, Inc., 858-794-9500, bprag@delmarconsulting.com